Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners, LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	September 27, 2023

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Halcyon Energy, Power and Infrastructure Capital Holdings LLC (“HEPI”), HCN LP (“HCN”), HCN GP LLC (“HCN GP”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the general partner of Master Fund, Mount Bonnell and the investment member of HDML. Bardin Hill is the investment manager for each of HCN, HDML, Mount Bonnell, HEPI and Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Represents the sale of shares of the Issuer's Common Stock as follows: 30,908 by Mount Bonnell; 419,092 by HEPI.

(4) The shares were sold within a range of $5.22 to $5.40, inclusive.

(5) The price represents the weighted average price of the shares sold. The Reporting Persons undertake to provide, upon request by the SEC staff, the Issuer, or any security holder of the Issuer, information regarding the number of shares sold at each separate price within the range.

(6) Represents the shares of the Issuer's Common Stock directly held following the reported sales as follows: 1,247,067 by HEPI; 1,538,882 by HDML; 6,117,325 by HCN; 571,909 by Master Fund; and 2,604,725 by Mount Bonnell.

(7) The Reporting Persons disclaim any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this filing shall not be deemed an admission that the Reporting Persons are, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owners of any equity securities of the Issuer in excess of their respective pecuniary interests.